Registration No. 333-

As filed with the Securities and Exchange Commission on July 30, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-1778500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

Raytheon 2010 Stock Plan

(Full title of the plan)

Jay B. Stephens, Esq.

Senior Vice President, General Counsel and Secretary

Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451

(Name and address of agent for service)

(781) 522-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	13,523,850	$48.39	$654,419,102	$46,661

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of Raytheon Company common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Raytheon Company common stock.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of Raytheon Company common stock as reported on the New York Stock Exchange on July 28, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the Raytheon 2010 Stock Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed herewith or incorporated herein by reference in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Raytheon Company filed with the Commission are incorporated by reference in this Registration Statement and made a part hereof:

(a)	Raytheon Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 24, 2010;

(b)	Raytheon Company’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2010 and June 27, 2010, filed with the Commission on April 22, 2010 and July 29, 2010 respectively;

(c)	Raytheon Company’s Current Reports on Form 8-K, filed with the Commission on March 8, 2010, March 17, 2010, June 2, 2010, June 25, 2010 and July 29, 2010; and

(d)	The description of Raytheon Company’s common stock contained in Raytheon Company’s Registration Statement on Form 8-A filed with the Commission on May 1, 2001, including any amendments thereto.

All documents filed by Raytheon Company pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby was passed upon by Jay B. Stephens, Esq., Senior Vice President, General Counsel and Secretary of Raytheon Company. Mr. Stephens owns shares of Raytheon Company common stock and options to purchase Raytheon Company common stock, and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Raytheon Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Indemnification Agreements

Raytheon Company has also entered into substantially identical indemnification agreements (the “Indemnification Agreements”) with each of its directors and elected officers. The Indemnification Agreements, among other things, provide for Raytheon Company to indemnify each indemnitee in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, as to which such indemnitee is involved by reason of such indemnitee’s status as a director, officer, employee or agent of Raytheon Company.

Under the Indemnification Agreements, the indemnitee will generally be indemnified so long as he or she acted in good faith and in a manner reasonably believed by such indemnitee to be in, or not opposed to, Raytheon Company’s best interests and, in the case of a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

The Indemnification Agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Raytheon Company’s restated certificate of incorporation, by-laws, any other agreement, any vote of stockholders or disinterested directors, the DGCL, any other law (common or statutory), or otherwise.

Restated Certificate of Incorporation

The restated certificate of incorporation of Raytheon Company provides that no director of Raytheon Company shall be personally liable to Raytheon Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

The restated certificate of incorporation also provides that Raytheon Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Raytheon Company or is or was serving at the request of Raytheon Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Raytheon Company and shall inure to the benefit of such person’s heirs, executors and administrators. Raytheon Company shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.

The restated certificate of incorporation also provides that Raytheon Company shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the restated certificate of incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the restated certificate of incorporation is not paid in full within 30 calendar days after a written claim therefor has been received by Raytheon Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Raytheon Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Raytheon Company to indemnify the claimant for the amount claimed. Raytheon Company shall have the burden of providing such defense. Neither the failure of Raytheon Company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Raytheon Company that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the restated certificate of incorporation shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the restated certificate of incorporation or the amended and restated by-laws of Raytheon Company, agreement, vote of stockholders or disinterested directors or otherwise.

No repeal or modification of the provisions of the restated certificate of incorporation described herein by the stockholders of Raytheon Company will adversely affect any limitation on the personal liability of directors or officer for, or any rights of directors or officers in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

The restated certificate of incorporation also provides that Raytheon Company may maintain insurance to protect itself and any director, officer, employee or agent of Raytheon Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Raytheon Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

5.1	Opinion of Jay B. Stephens, Esq.*

10.1	Raytheon 2010 Stock Plan, incorporated by reference from Appendix B to Raytheon Company’s 2010 definitive proxy statement, filed with the Commission on April 26, 2010.

15	PricewaterhouseCoopers LLP Awareness Letter.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Jay B. Stephens, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) Raytheon Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Raytheon Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Raytheon Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Raytheon Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Raytheon Company pursuant to the provisions described in Item 6 above, or otherwise, Raytheon Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Raytheon Company of expenses incurred or paid by a director, officer or controlling person of Raytheon Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Raytheon Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Raytheon Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham and the Commonwealth of Massachusetts on this 30th day of July, 2010.

RAYTHEON COMPANY

By:	/S/ JAY B. STEPHENS
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Raytheon Company, a Delaware corporation, does hereby appoint each of Jay B. Stephens, David C. Wajsgras and Kathryn G. Simpson, individually, as his or her lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, including but not limited to that listed below, in connection with the preparation, execution and filing with the Commission under the Securities Act of this Registration Statement and any post-effective amendments thereto, and to file the same with all exhibits hereto, and other documents in connection herewith, and all matters required by the Commission in connection with this Registration Statement, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below.

SIGNATURES	TITLE	DATE

/S/ WILLIAM H. SWANSON William H. Swanson	Chairman and Chief Executive Officer (Principal Executive Officer)	July 30, 2010

/S/ DAVID C. WAJSGRAS David C. Wajsgras	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 30, 2010

/S/ MICHAEL J. WOOD Michael J. Wood	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 30, 2010

/S/ VERNON E. CLARK Vernon E. Clark	Director	July 30, 2010

/S/ JOHN M. DEUTCH John M. Deutch	Director	July 30, 2010

/S/ STEPHEN J. HADLEY Stephen J. Hadley	Director	July 30, 2010

/S/ FREDERIC M. POSES Frederic M. Poses	Director	July 30, 2010

/S/ MICHAEL C. RUETTGERS Michael C. Ruettgers	Director	July 30, 2010

/S/ RONALD L. SKATES Ronald L. Skates	Director	July 30, 2010

/S/ WILLIAM R. SPIVEY William R. Spivey	Director	July 30, 2010

/S/ LINDA G. STUNTZ Linda G. Stuntz	Director	July 30, 2010

Exhibits Index

5.1	Opinion of Jay B. Stephens, Esq.*

10.1	Raytheon 2010 Stock Plan, incorporated by reference from Appendix B to Raytheon Company’s 2010 definitive proxy statement, filed with the Commission on April 26, 2010.

15	PricewaterhouseCoopers LLP Awareness Letter.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Jay B. Stephens, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.